PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
by and among
MARSH PIKE LLC,
a Maryland limited liability company
(“Seller”)
and
SABRA HAGERSTOWN, LLC,
a Delaware limited liability company
(“Buyer”)
June 25, 2015

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of June 25, 2015 (the “Execution Date”), by and between MARSH PIKE LLC, a Maryland limited liability company (“Seller”), and SABRA HAGERSTOWN, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
A.Seller owns the fee interest in that certain real property described in Exhibit A attached hereto (collectively, the “Land”).
B.The Land is improved with the skilled nursing facility listed on Schedule 1 and other related improvements (collectively, the “Improvements”). Such facility and the underlying Land on which such facility rests, along with all other Property (as defined below) related to such facility, shall at times be referred to herein as the “Facility.”
C.The term “Property” as used herein, means (i) all of Seller’s right, title and interest, if any, in and to the following: (a) the Land, together with all rights, privileges, easements, rights of way, mineral and water rights and other appurtenances to the Land, including parking rights appurtenant thereto; (b) all Improvements thereon; (c) all fixtures of a permanent nature currently affixed to the Land or the Improvements (“Fixtures”); (d) the rights under the certificate of need laws of the State of Maryland to the beds located at the Facility (the “Bed Rights”); (e) all outstanding Warranties, Owner Licenses, Plans and Reports and Claims (each, as defined below) pertaining to the Land or the Improvements; and (f) all fixtures (other than the Fixtures), equipment and personal property and intangible property owned by Seller and used or intended to be used in connection with the operation of the Facility, including all of Seller’s deposits and bonds relating to the Facility (the matters referred to in this clause (f) being collectively referred to herein as, the “Seller Personal Property”), and (ii) all of Current Operator’s (as defined below) right, title and interest, if any, in and the name of the Facility identified on Schedule 1 and the equipment and tangible personal property owned by Current Operator and used or intended to be used in connection with the operation of the Facility (the matters referred to in this clause (ii) being collectively referred to herein as, the “Current Operator Personal Property,” and collectively with the Seller Personal Property, the “Personal Property”). As used in this Agreement, “Current Operator” shall refer to the current, licensed operator of the Facility pursuant to an existing lease between Seller and Current Operator and as identified in Schedule 1 hereto. Notwithstanding anything to the contrary set forth above, the following are not part of the Property (collectively, the “Operator Property”): (a) all vehicles used in connection with the operation of the Facility; (b) all rights to all ongoing or outstanding Contracts; (c) all office supplies, medical supplies, food supplies, housekeeping supplies, laundry supplies and inventories and supplies physically on hand at the Facility as of the Close of Escrow (as defined below); (d) all customer lists, resident files and records related to current residents and all books and records with respect to the operation of the Facility existing and physically located at the Facility as of the Close of Escrow; (e) all employee time recording devices, computers, computer software, hardware and discs used in connection with the operation of the Facility, all employee pagers, employee manuals, training materials, policies, procedures and materials related thereto with respect to the operation of the Facility, all telephone numbers, brochures, pamphlets, flyers, mailers and all other promotional materials related to the marketing and advertising of the business conducted at the Facility, all marketing studies, analysis and similar materials related to the business conducted at the Facility and the market or potential market therefor; (f) all suits and causes of action related to the Operator Property together with all contingent and unliquidated claims, counterclaims and rights to setoff claims related to the Operator

Property or Manager (as defined below); (g) the general corporate trademarks, service marks, logos and insignia of Seller or Current Operator (other than the name of the Facility); (h) the accounts receivable, notes receivable and cash on hand with respect to the Facility; (i) all amounts refunded by the Centers for Medicare and Medicaid Services or the Maryland Health Care Commission of any civil monetary penalties paid by Current Operator or Seller prior to the Close of Escrow; and (j) all Licenses other than the Owner Licenses.
D.The Property is subject to existing financing (the “Existing Debt”) consisting of a promissory note (the “Existing Note”) in favor of Capital Funding, LLC (the “Existing Lender”), in the original principal amount of $10,816,300 (the “Commitment Amount”). The Existing Note is secured by a mortgage of even date herewith, executed by Seller, as “mortgagor,” for the benefit of the Existing Lender (the “Existing Mortgage”). As used in this Recital D and elsewhere in this Agreement where applicable, the term “Existing Lender” shall be deemed to include the U.S Department of Housing and Urban Development (“HUD”), which insures the Existing Debt. The total outstanding principal balance of the Existing Note as of the Opening of Escrow (as defined below) is $9,866,779 (the “Current OPB”). It is anticipated by the Parties that the difference between the Current OPB and the Commitment Amount will be fully advanced by the Existing Lender prior to the Close of Escrow (as defined below). Upon the Close of Escrow (as defined below), Buyer shall assume the Existing Debt. For the avoidance of doubt, the Existing Debt is secured by a second lien on the Property and the debt that is secured by a first lien on the Property, which is evidenced by a promissory note from Seller in favor of Berkadia Commercial Mortgage LLC and is also insured by HUD in the original principal amount of $15,924,499.61 (the “First Mortgage Debt”), will be paid off by Seller at Closing from the cash proceeds of the Purchase Price and will not be assumed by Buyer and any references in this Agreement to the Existing Debt shall specifically exclude the First Mortgage Debt.
E.Seller desires to sell the Property to Buyer, and Buyer desires to buy the Property from Seller, all pursuant to the terms and conditions set forth below.
AGREEMENT
NOW, THEREFORE, taking into account the foregoing Recitals, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.Agreement to Purchase and Sale. Seller hereby agrees to sell, convey and assign the Property to Buyer, and Buyer agrees to buy and accept the Property from Seller, under the terms and conditions and for the purchase price hereinafter set forth.
2.Purchase Price. The purchase price to be paid for the Property (the “Purchase Price”) at the Close of Escrow is Fifty-Eight Million Eight Hundred Fifty Thousand Dollars ($58,850,000.00). The Purchase Price shall be paid in the following increments at the following times:
(a)Deposit. Buyer shall make a cash deposit of One Million Dollars ($1,000,000.00) into Escrow (as hereinafter defined) within five (5) business days of the Opening of Escrow (as hereinafter defined).
(b)Balance of Purchase Price. The balance of the Purchase Price, less the amount of the principal balance of the Existing Debt assumed by Buyer as of the Close of Escrow, plus all sums necessary to pay Buyer’s costs and expenses as required by this Agreement in connection with this transaction and the Impound Account Payment (as defined below) shall be deposited by Buyer into Escrow in immediately available funds prior to the Close of Escrow.
(c)Application of Deposit. The cash deposited into Escrow pursuant to Section 2(a) above, together with all interest earned thereon, shall sometimes collectively be referred to herein as the “Deposit.” If this Agreement is terminated (i) as a result of Buyer’s timely disapproval of any of the contingencies set forth in Section 3 below, (ii) by reason of the failure of any condition precedent in favor of Buyer as set forth in this Agreement, or (iii) for any other reason except for a default under this Agreement solely on the part of Buyer, then the Deposit shall be released by Escrow Holder (as hereinafter defined) to Buyer upon demand by Buyer, after which, neither Seller nor Buyer shall have any further rights or obligations hereunder except those obligations which specifically survive the termination of this Agreement. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be applied against the Purchase Price at the Close of Escrow and shall be paid to Seller or disbursed to the order of Seller at the Close of Escrow. All Deposits made by Buyer pursuant to this Section 2 or Section 5 below shall be placed in a federally insured interest-bearing account by Escrow Holder upon terms acceptable to Buyer to be held by Escrow Holder in trust for the benefit of Buyer. If the purchase and sale of the Property is not consummated because of a default under this Agreement solely on the part of Buyer, the Deposit shall be non-refundable to Buyer and shall constitute the liquidated damages due to Seller pursuant to, and subject to the exception set forth in, Section 14 below.
3.Closing Conditions. Buyer’s obligation to purchase the Property and the remainder of Buyer’s obligations under this Agreement shall be subject to its approval of each contingency set forth below (collectively, the “Buyer Contingencies”) within the time periods indicated below. The Buyer Contingencies are for the sole benefit of Buyer. The satisfaction of each Buyer Contingency is a condition precedent to the Close of Escrow. Buyer may approve or disapprove any or all of the documents, materials, items and matters identified in this Section 3 in its sole and absolute discretion, except as otherwise specifically provided below. This Agreement may be terminated upon written notice by Buyer: (i) as a result of Buyer’s disapproval of any of the contingencies set forth in this Section 3, or (ii) by reason of the failure of any condition precedent in favor of Buyer as set forth in this Agreement. If this Agreement is terminated for any reason other than a default under this Agreement solely on the part of Buyer, then Buyer shall be relieved of all obligations and liabilities under this Agreement. Upon approval, the deemed approval or the waiver of all of the Buyer Contingencies by Buyer, the Deposit (to the extent then held in Escrow), shall be nonrefundable to Buyer and shall be considered liquidated damages in Escrow pursuant to, and subject to the exception set forth in, Section 14 hereof. Nothing in the foregoing shall require Buyer to deposit into Escrow any additional sums, documents or deposits if it has disapproved any of the Buyer Contingencies until such disapproved Buyer Contingencies have been waived or satisfied or otherwise approved by Buyer.
(a)    Title and Survey. Concurrently with the Close of Escrow, Fidelity National Title Insurance Company (the “Title Company”) shall be irrevocably and unconditionally committed to issue the Title Policy (as defined below) in the form of the proforma attached hereto as Exhibit 3(a) (the “Proforma”), including all title endorsements affixed thereto, subject only to those exceptions which appear on such proforma as modified and/or endorsed pursuant to the documents affixed thereto (the “Permitted Exceptions”). For the avoidance of doubt the Exiting Mortgage and all other Existing Debt Documents (as defined below) recorded against the Property shall be deemed Permitted Exceptions.
(b)    Documents Provided by Seller. Prior to the Opening of Escrow, Seller caused to be delivered to Buyer a legible copy of all material information which Seller possesses, or that Seller could obtain from Current Operator, with respect to the Property, including without limitation the following (the “Property Documents”):
(i)an occupancy report for the Facility dated no earlier than thirty (30) days prior to the Opening of Escrow;
(ii)all documents related to the Existing Debt, together with any and all amendments, modifications or supplements thereto (the “Existing Debt Documents”);
(iii)income and expense statements, yearend financial and monthly operating statements relating to the Facility for the three most recent fiscal years prior to the Close of the Escrow and, to the extent available, the current year to date, together with operating budgets for the current calendar year and the succeeding calendar year, if the same has been prepared by Seller or Current Operator;
(iv)all plans and specifications, soil, engineering, environmental or architectural notices, studies, reports or plans, and all other reports concerning the Facility that relate to the physical condition or operation of the Facility or recommended improvements thereto, including, without limitation, any information that relates to the Facility’s compliance with the Americans with Disabilities Act of 1990 (collectively, the “Plans and Reports”);
(v)all permits, licenses, approvals, entitlements and other governmental, utility service provider and other quasi-governmental authorizations, including any bed rights, certificates of need or other similar certificate and any certificates of occupancy that Seller or Current Operator now holds in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property, and all amendments, modifications, supplements, general conditions and addenda thereto (collectively, the “Licenses”);
(vi)all appraisals of the Property prepared in the last eighteen (18) months;
(vii)all unexpired guarantees and warranties held by Seller regarding the Property or its operation or the construction of the Improvements (“Warranties”);
(viii)all contracts, leases and other binding agreements currently in effect relating to the Property and/or the use thereof together with any and all amendments, modifications or supplements thereto (collectively the “Contracts”);

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(ix)Seller’s current certificates of insurance with respect to the Facility and the operations conducted therein, together with the loss history relating to the lesser of (i) the period during which Seller or any affiliate of Seller has owned or operated the Facility or (ii) the five (5) year period prior to the Execution Date;
(x)the most recent tax bills for the Property including, but not limited to, bills for real estate taxes and personal property taxes, if any; and all notices received by Seller within the two (2) years immediately preceding the date hereof and pertaining to real estate taxes or assessments applicable to the Property. Seller shall promptly deliver to Buyer a copy of any such bills or notices received by Seller after the Execution Date and prior to the Close of Escrow;
(xi)copies of any and all written surveys received by Current Operator with respect to the Facility during the two (2) year period prior to the Execution Date, including, without limitation, annual inspection surveys, compliant investigation surveys and physical plant/life safety code surveys; and
(xii)copies of any and all formal written notices received by Seller or Current Operator within the last two (2) years from any governmental or quasi-governmental authorities with respect to (A) violations or alleged violations of any License, law, code or regulation, including, without limitation, any health and sanitation, fire or building codes; and (B) defects or other deficiencies in the Facility.
Seller shall, following the Opening of Escrow and until the earlier to occur of the Close of Escrow or the termination of this Agreement, promptly deliver to Buyer any updates to the Property Documents previously delivered to Buyer, including, without limitation, updated occupancy reports and financial statements for the Facility no later than thirty (30) days after the last day of each calendar month.
(c)    Existing Debt. Prior to the Close of Escrow, Buyer shall receive from the Existing Lender, the Existing Lender’s written and unconditional approval for the assumption of the Existing Debt on terms acceptable to Buyer in its sole but reasonable discretion (the “TPA Approval”). Seller agrees that, at its own cost and expense, it shall take all actions reasonably necessary to permit Buyer to assume the Existing Debt, including providing such information concerning Seller and the operation of the Property and executing and delivering such documents as required by the Existing Lender; provided however, nothing herein shall be construed as requiring Seller to pay Buyer’s legal fees or other expenses incurred by Buyer in connection with securing the TPA Approval other than the Assumption Fees (as defined below). Seller acknowledges and agrees that in connection with Buyer’s assumption of the Existing Debt, (i) the form of the Facility Lease (as defined below) shall be modified as necessary to (A) incorporate the provisions and requirements generally imposed by HUD in connection with a facility lease relating to a skilled nursing facility encumbered with a HUD insured mortgage, including, without limitation, requirements that (x) Facility Tenant (as defined below) comply with the operational requirements set forth in the applicable Existing Debt Documents (including the obligations under the fee owner’s regulatory agreement), (y) Facility Tenant enter into (or amend as needed, to the extent the Facility Tenant is already a party thereto) a tenant regulatory agreement with respect to the Facility, and (z) Facility Tenant and Facility Manager (as defined below) enter into (or amend, as needed, to the extent the Facility Tenant and Facility Manager are already parties thereto) a subordination agreement with respect to the Facility Lease and the Management Agreement (as defined below); and (B) obligate Facility Tenant to fund reserves with the Existing Lender for taxes, insurance and/or capital improvement and repair obligations as may be required under the applicable Existing Debt Documents (which reserve obligations shall be in lieu of and not in addition to such obligations under the Facility Lease and which obligation shall be credited by any reserves already held by the Existing Lender and funded by Facility Tenant); and (ii) Seller shall cause Facility Tenant to deliver to Existing Lender such other instruments and documents as may be reasonably required by the Existing Lender as a condition to granting its consent to the assumption of the Existing Debt by Buyer, including, without limitation, an estoppel certificate with respect to the Facility Lease and the operations at the Facility and a security agreement with respect to Facility Tenant’s tangible and intangible property (including accounts receivable) associated with the Facility (or an amendment, as needed, to any such security agreement to which the Facility Tenant is already a party).
(d)    Date Down of Representations; No Breach of Covenants. All of the representations and warranties of Seller pursuant to Section 10 below shall be true and correct in all material respects as of the Close of Escrow and, prior to the Close of Escrow, there shall be no material breach of Seller’s covenants or obligations under this Agreement, including, without limitation, those covenants set forth in Section 11 below which has not been cured within ten (10) days after Seller’s receipt of written notice from Buyer setting forth in reasonable detail the nature of such breach.
(e)    Financial Condition; Material Adverse Change. None of the following shall have been done by, against or with respect to Seller or Current Operator prior to the Close of Escrow: (i) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest with respect to the Property; (v) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue and Seller is unable as result thereof to fulfill its obligations under this Agreement; (vi) a dissolution or liquidation; or (vii) any material adverse change in the financial condition of the Facility or physical condition of the Property from the financial condition of the Facility or physical condition of the Property, respectively, as of the Effective Date.
(f)    CON Approval. Buyer shall have received approval from the Maryland Health Care Commission confirming that the transfer of ownership of the Property, including the Bed Rights, is exempt from certificate of need review (the “CON Approval”).
4.Seller Contingencies. Seller’s obligation to sell the Property and the remainder of Seller’s obligations under this Agreement shall be subject to its approval of each contingency set forth below (collectively, the “Seller Contingencies”) within the time periods indicated below. The Seller Contingencies are for the sole benefit of Seller. The satisfaction of each Seller Contingency is a condition precedent to the Close of Escrow. Seller shall approve or disapprove any or all of the documents, materials, items and matters identified in this Section 4 in its reasonable discretion.
(a)    Documents to be Provided by Escrow Holder. Seller’s written approval of the Closing Statement shall be a condition precedent to the Close of Escrow.
(b)    Date Down of Representations; No Breach of Covenants. All of the representations and warranties of Buyer pursuant to Section 9 below shall be true and correct in all material respects as of the Close of Escrow and, prior to the Close of Escrow, there shall be no material breach of Buyer’s covenants or obligations under this Agreement which has not been cured within ten (10) days after Buyer’s receipt of written notice from Seller setting forth in reasonable detail the nature of such breach.
(c)    CON Approval. Buyer shall have received the CON Approval.
(d)    TPA Approval. Buyer shall have received the TPA Approval.

(e)    The Other Closing. Buyer’s affiliate, Sabra Health Care Northeast, LLC, shall have consummated the purchase of three skilled nursing facilities in the State of Maryland from Seller’s affiliates, Van Buren Street, LLC, Randolph Road, LLC and St. Thomas More, LLC pursuant to that Purchase and Sale Agreement and Joint Escrow Instructions dated June 22, 2015 and the lease of the same to affiliates of the Facility Tenant pursuant to the terms of the Master Lease dated June 30, 2015.
In the event that the Seller Contingency set forth in Section 4(e) is not satisfied on or before September 30, 2015 or in the event any of the remaining Seller Contingencies are not satisfied on or before February 28, 2016 other than as a result of a default of or breach by Seller of any of its obligations under this Agreement, Seller may elect to terminate this Agreement upon ten (10) days advance written notice given to Buyer. Upon a termination pursuant to the foregoing sentence, neither party shall have any further rights or obligations hereunder (other than those obligations that expressly survive the termination of this Agreement) and any money or documents in Escrow shall be returned to the party depositing the same, except that Buyer and Seller shall each be responsible for one-half of any title or Escrow cancellation fee. Notwithstanding the foregoing, in the event that the failure of any Seller Contingency is the result of a default under or breach of this Agreement solely on the part of Buyer, the Deposit shall be released to Seller in accordance with and subject to the provisions of Sections 2(c) and 18(m) and Buyer shall be responsible for the entirety of any title or Escrow cancellation fee.
5.Escrow.
(a)    Escrow Holder; Escrow Instructions. Escrow for the purchase and sale of the Property (collectively, the “Escrow”) has been established with Fidelity National Title Insurance Company, at its offices at 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attention: Jennifer L. VanCoillie (the “Escrow Holder”) under the escrow numbers set forth on the Escrow Holder’s signature page to this Agreement. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions to the Escrow Holder, including without limitation the standard printed general escrow instructions of Escrow Holder, incorporated herein by this reference. In the event of a conflict between this Agreement and such written escrow instructions, the latter shall control.
(b)    Opening and Close of Escrow. The Escrow shall be deemed open (the “Opening of Escrow”) as of the Execution Date. Subject to the satisfaction or waiver of the Buyer Contingencies and the Seller Contingencies, Escrow shall close on the last day of the calendar month first occurring after the satisfaction of the Buyer Contingency set forth in Section 3(c) and the Seller Contingency set forth in Section 4(d) (the “Close of Escrow”). Notwithstanding the foregoing, if the Buyer Contingency set forth in Section 3(c) and the Seller Contingency set forth in Section 4(d) are not satisfied by February 28, 2016 this Agreement shall be deemed terminated due to a failure of such Buyer Contingency pursuant to Section 3 above and such Seller Contingency pursuant to Section 4.
(c)    Seller Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Buyer, Seller shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:
(i)    a duly executed and acknowledged special or limited warranty deed in the form of Exhibit 5(c)(i), subject only to the Permitted Exceptions, which shall be set forth on a schedule attached thereto (the “Deeds”);
(ii)    original counterparts to all assignment and assumption documentation required by the Existing Lender to be signed by Seller with respect to Buyer’s assumption of the

Existing Debt, together with such documentation that Facility Tenant may be required to deliver to the Existing Lender in connection with Buyer’s assumption of the Existing Debt;
(iii)    payoff letters from the holders or claimants of, or with respect to, any encumbrance or monetary lien affecting the Property that is not a Permitted Exception;
(iv)    any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the recordation of the Deed by any state, city, or county agency having jurisdiction over the Property or the transactions contemplated hereby;
(v)    a duly executed counterpart of a closing statement prepared by Escrow Holder (the “Closing Statement”) relating to the consummation of the transaction contemplated by this Agreement, which statement shall conform to the proration and other relevant provisions of this Agreement; and
(vi)    any other executed or other documents reasonably required by the Title Company to consummate this transaction.
(d)    Buyer Deposits into Escrow. As a condition precedent to the Close of Escrow in favor of Seller, Buyer shall deliver or cause to be delivered to Escrow Holder in a timely manner to permit the closing of the transaction contemplated hereby by the Close of Escrow the following:
(i)    a sum equal to the Purchase Price less any credits against the Purchase Price provided for herein, including, without limitation, the amount of the principal balance of the Existing Debt assumed by Buyer as of the Close of Escrow and the Deposit, plus any other sums required for costs to be paid by Buyer pursuant to the terms of this Agreement;
(ii)    original counterparts to all assignment and assumption documentation required by the Existing Lender to be executed by Buyer with respect to Buyer’s assumption of the Existing Debt;
(iii)    a duly executed counterpart of the Closing Statement; and
(iv)    any executed or other documents reasonably required by the Title Company to consummate this transaction.
(e)    Seller Deliverables to Buyer. As a condition precedent to the Close of Escrow in favor of Buyer, Seller shall deliver or cause to be delivered to Buyer prior to the Close of Escrow the following:
(i)    a non-foreign affidavit in the form attached hereto as Exhibit 5(e)(i);
(ii)    a duly executed bill of sale for the Seller Personal Property in the form of Exhibit 5(e)(ii)(A) attached hereto and, as applicable, a duly executed bill of sale for the Current Operator Personal Property in the form of Exhibit 5(e)(ii)(B) attached hereto (individually and collectively, the “Bill of Sale”);
(iii)    evidence reasonably satisfactory to Buyer of the termination of any lease agreement (the “Existing Lease”) then existing with respect to the operation of the Facility between Seller and Current Operator;

(iv)    a duly executed counterpart from Current Operator (in such capacity, “Facility Tenant”), to a lease agreement in substantially the form of Exhibit 5(e)(iv) attached hereto (the “Facility Lease”), whereby Buyer, as landlord (in such capacity, “Facility Landlord”), shall lease the Facility to Facility Tenant, along with duly executed counterparts to all ancillary documents required to be delivered as of the effective date of the Facility Lease, together with all other deliverables which may be required under the Facility Lease, including, without limitation, lease guaranties, letters of credit, certificates of insurance as are required pursuant to the Facility Lease, showing Facility Landlord as an additional insured or loss payee, as applicable, and any prorated rent and impounds for the period from the Close of Escrow through the end of the calendar month in which the Close of Escrow occurs, plus the rents and impounds payable for the first full month under the Facility Lease, which may include, as applicable, the impounds and reserves required to be deposited with the Existing Lender as of the Close of Escrow in connection with the assumption of the Existing Debt by Buyer;
(v)    a duly executed counterpart from Facility Tenant to a repair agreement in the form of Exhibit 5(e)(v) attached hereto (the “Repair Agreement”), whereby Facility Tenant shall agree to make the repairs identified therein, plus any repairs required by the Existing Lender in connection with its consent to the assumption of the Existing Debt by Buyer;
(vi)    duly executed counterparts from Facility Tenant and Neiswanger Management Services, LLC (“Facility Manager”) to a subordination agreement in the form of Exhibit 5(e)(vi) attached hereto (collectively, the “Subordination Agreements”), whereby the management agreement between Facility Tenant and Facility Manager with respect to the Facility (the “Management Agreement”) shall be subordinated to the Facility Lease and the terms thereof; and
(vii)    any other executed or other documents reasonably required by Buyer to consummate this transaction.
(f)    Buyer Deliverables to Seller. As a condition precedent to the Close of Escrow in favor of Seller, Buyer shall deliver or cause to be delivered to Seller prior to the Close of Escrow the following:
(i)    a duly executed counterpart to the Facility Lease from Facility Landlord, along with duly executed counterparts to all ancillary documents required to be delivered by Facility Landlord as of the effective date of the Facility Lease;
(ii)    a duly executed counterpart to the Repair Agreement from Facility Landlord;
(iii)    a duly executed counterpart to the Subordination Agreement from Facility Landlord; and
(iv)    any other executed or other documents reasonably required by Seller to consummate this transaction.
(g)    Authorization to Close Escrow. Provided that Escrow Holder has not received written notice from Buyer or Seller of the failure of any conditions precedent or of the termination of the Escrow, once Buyer and Seller have deposited into the Escrow or delivered to the other party (and provided Escrow Holder with notice of the same, as applicable, the items required by this Agreement and the Title Company is irrevocably and unconditionally committed to issuing the Title Policy, Escrow Holder shall:

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(i)    Cause the Deed to be recorded in the Official Records of the county in which the Facility is located (the “County”), and cause a conformed copy of the Deed to be mailed to Buyer and Seller after the same have been recorded.
(ii)    Deliver to Seller the Purchase Price, less (A) the amount of the principal balance of the Existing Debt assumed by Buyer as of the Close of Escrow; (B) all amounts to be paid by Seller hereunder, including but not limited to those amounts specified in Section 6, (C) all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement and (D) the sum of $973,467, which shall be held by Escrow Agent and applied by Escrow Agent to pay the prepayment penalty or exit fee which is due and payable upon Buyer’s prepayment of the Existing Debt in August, 2016 (the “Prepayment Fee Escrow Amount”); provided, however, if Buyer does not elect to prepay the Existing Debt in August, 2016, Escrow Agent shall release to Seller on September 1, 2016 the amount equal to the difference between the Prepayment Fee Escrow Amount then held by Escrow Agent and the amount then required to pay the prepayment penalty or exit fee on the Existing Debt (which amount shall be provided to Escrow Agent in a notice signed by both Seller and Buyer, and Seller and Buyer hereby agree to reasonably cooperate to determine such amount and to timely provide such notice) and on each September 1st thereafter, the applicable portion of the Prepayment Fee Escrow Amount shall be released to Seller in similar fashion until the earlier of Buyer prepaying the Existing Debt and the prepayment penalty or exit fee on the Existing Debt equaling zero.
(iii)    Cause the Title Policy to be issued to Buyer by the Title Company (with delivery of the original of the Title Policy to occur as soon as possible).
(h)    Concurrent Assignment. Effective concurrently with the Close of Escrow, Seller hereby grants, conveys, assigns and transfers to Buyer all of Seller’s right, title and interest in and to all (i) Warranties, (ii) those Licenses, to the extent transferrable or assignable under applicable law, that are held in the name of Seller as the owner of the Property (collectively, the “Owner Licenses”), (iii) Plans and Reports, (iv)  all deposits or bonds posted by Seller and held by any utility or other service provider with respect to the Property (with Seller to receive credit on the Closing Statement for any cash deposits transferred to or for the benefit of Buyer), and (v) all claims, suits, and causes of action arising from, under or in connection with the Property and its ownership, including, but not limited to, all of Seller’s rights, claims, demands and causes of action, if any, against all suppliers of labor, materials or services to or with respect to the Property if and to the extent the same relate to any period from and after the Closing (collectively, the “Claims”). Buyer and Seller intend that this assignment shall vest in Buyer full ownership of the assets or rights described above, and that no other document of transfer or assignment shall be required by the parties hereto or any other person to achieve or evidence the same. However, if any additional document or action reasonably is required of Seller to vest in Buyer or its successors, nominees and assigns title to the assets or rights described above, or to evidence Buyer’s or its successors’, nominees’ and assigns’ ownership of any of such assets or rights, Seller agrees that it will, upon written request therefor, execute and deliver to Buyer or its successors, nominees and assigns any such document and take such further action.
(i)    Interpleader. The parties hereto expressly agree that if the parties give the Escrow Holder contradictory instructions, the Escrow Holder shall have the right at its election to file an action in interpleader requiring the parties to answer and litigate their several claims and rights among themselves and the Escrow Holder is authorized to deposit with the clerk of the court all documents and funds held in this Escrow. If such action is filed, the parties agree to pay Escrow Holder’s cancellation charges and costs, expenses and reasonable attorneys’ fees which Escrow Holder is required to expend or incur in the interpleader action, the amount thereof to be fixed and judgment therefor to be rendered by the court. Upon the filing of such an action, Escrow Holder shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of the Escrow.
(j)    U.S. Treasury Regulations. The purchase and sale of the Property is the sale of “reportable real estate” within the meaning of U.S. Treasury Regulations Section 1.6045-4 (the “Regulation”). Escrow Holder is the “real estate reporting person” within the meaning of the Regulation and shall make all reports to the federal government as required by the Regulation.
6.Closing Costs.
(a)    Seller Costs. Seller shall pay (i) Seller’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments and documents required to be delivered, or to cause to be delivered, by Seller hereunder, including the cost of Seller’s performance of its obligations hereunder; and (ii) fifty percent (50%) of (x) any documentary transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction, (y) the fees for recording the Deed, and (z) escrow fees of the Escrow Holder.
(b)    Buyer Costs. Buyer shall pay (i) all costs incurred by Buyer in connection with its investigation of the Property, including the cost of any ALTA survey obtained by Buyer, site inspections or environmental audits; (ii) Buyer’s legal, accounting and other professional fees and expenses and the cost of all certificates, instruments and documents required to be delivered by Buyer hereunder, including the cost of Buyer’s performance of its obligations hereunder; and (iii) fifty percent (50%) of (x) any documentary transfer tax, revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of this transaction, (y) the fees for recording the Deed, and (z) all escrow fees of the Escrow Holder.
(c)    Cost of the Title Policy. Buyer shall pay the cost of the Title Policy, with liability in the amount of the Purchase Price and of all endorsements to the Title Policy requested by Buyer.
(d)    Existing Debt. Seller shall pay all costs and expenses payable to Existing Lender or its agent in connection with the assumption of the Existing Debt (including, without limitation, any review, transfer and/or assumption fee payable to the Existing Lender) (the “Assumption Fees”).
(e)    Other Costs. Any other costs of the Escrow or of closing pertaining to this transaction not otherwise expressly allocated among Buyer and Seller under this Agreement shall be apportioned in the manner customary in the County.
(f)    Cancellation of Escrow. Notwithstanding the provisions of this Section 6, if the Escrow fails to close for any reason (other than the breach of this Agreement by one or both of the parties), the costs incurred through the Escrow, including the cost of the Proforma, shall be borne equally by Buyer and Seller. Otherwise, the party who breached this Agreement first shall bear all the costs of the Escrow, including the cost of the Proforma.
7.Prorations and Adjustments.
(a)    Operating Expenses; Taxes. There shall be no prorations and adjustments under this Agreement as (i) Seller is and shall remain entirely responsible for (or Seller shall cause the Current Operator under the Existing Lease to be responsible for) the timely payment of all real estate taxes, operating expenses and similar costs and expenses incurred in the ownership and operation of the Facility (collectively, “Ownership & Operation Expenses”), if and to the extent that such Ownership & Operation Expenses are incurred prior to Close of Escrow, but regardless of whether any or all of such Ownership & Operation

Expenses are billed and payable prior to, or subsequent to, the Close of Escrow; and (ii) under the Facility Lease, Facility Tenant shall be entirely responsible for the timely payment of all Ownership & Operation Expenses incurred from and after the Close of Escrow.
(b)    Existing Debt Principal and Interest. All principal and interest payments under the Existing Debt, together with any other required payments under the Existing Debt Documents shall be prorated as of the Close of Escrow. All required payments under the Existing Debt Documents that relate to a period prior to the Close of Escrow and that have not been paid as of the Close of Escrow shall be credited against the Purchase Price and all such payments that relate to a period after the Close of Escrow and that have been prepaid by Seller as of the Close of Escrow shall be credited to the account of Seller.
(c)    Existing Debt Impounds. All impound accounts funded by Seller and held by the Existing Lender or its successors or assigns under the terms of the Existing Debt Documents and which are to be transferred to Buyer as of the Close of Escrow are referred to herein as the “Impound Accounts.” Subject to the Impound Accounts being transferred to Buyer, Buyer shall pay to Seller at the Close of Escrow cash in an amount equal to the amount in the Impound Accounts (the “Impound Account Payment”).
8.Title.
(a)    Conveyance. Title to the fee simple interest in the Land and the Improvements shall be conveyed to Buyer by the Deed at the Close of Escrow.
(b)    Title Policy. The title to be conveyed to Buyer shall be insured under an ALTA Extended Coverage Owner’s Policy of Title Insurance (Form 2006) without modification or its equivalent by endorsement, with liability in the amount of the Purchase Price, dated no earlier than the date of the Close of Escrow, issued by the Title Company, insuring that title to the fee interest in the Property is vested in Buyer, subject only to nondelinquent real estate taxes and the Permitted Exceptions (the “Title Policy”). Seller shall execute an affidavit and/or certified resolutions in form and substance reasonably acceptable to the Title Company so that the Title Company can delete or modify the standard printed exceptions as to Seller’s constituent documents, parties in possession, unrecorded liens and similar matters.
9.Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
(a)    Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is, or prior to the Close of Escrow will be, duly qualified to transact business in the State of Maryland if such qualification is required for the consummation by Buyer of the transactions contemplated by this Agreement.
(b)    Authority; Enforceability; Conflict. This Agreement and all the documents to be executed and delivered by Buyer to Seller or Escrow pursuant to the terms of this Agreement (i) have been, in the case of this Agreement, or will be, in the case of any documents to be executed pursuant to this Agreement, duly authorized, executed and delivered by Buyer; (ii) are or will be legal and binding obligations of Buyer as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); and (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which Buyer is a party, any of Buyer’s organizational documents or any existing obligation of or restriction on Buyer under any order, judgment or decree of any state or federal court or governmental authority binding on Buyer.

(c)    No Litigation. To Buyer’s knowledge, the right or ability of Buyer to consummate the transactions provided for herein has not been challenged by any governmental agency or any other person.
As used in this Agreement, the terms “to Buyer’s Knowledge”, “to the Knowledge of Buyer”, “known to Buyer” or any similar phrase, shall mean the actual knowledge of Talya Nevo-Hacohen without a duty of inquiry or investigation. Buyer hereby represents and warrants that the foregoing individuals are the representatives of Buyer most likely to have actual knowledge of the accuracy of the representations and warranties contained in this Section 9.
No representation or warranty made by Buyer in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year.
10.Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and also will be true and correct as of the Close of Escrow:
(a)    Organization. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation and the State of Maryland and is not insolvent.
(b)    Authority; Enforceability; Conflict. This Agreement and all the documents and items to be executed and delivered by Seller to Buyer or Escrow pursuant to the terms of this Agreement (i) have been or will be duly authorized, executed and delivered by Seller; (ii) are or will be legal and binding obligations of Seller as of the date of their respective executions; (iii) are or will be enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally); (iv) do not, and will not at the Close of Escrow, violate any provision of any agreement to which Seller is a party, any of Seller’s organizational documents or any existing obligation of or restriction on Seller under any order, judgment or decree of any state or federal court or governmental authority binding on Seller; and (v) will be sufficient to convey title (if they purport to do so).
(c)    Physical Condition. To Seller’s Knowledge, there are (i) no material physical, structural or mechanical defects in the Facility, including, without limitation, the plumbing, roofing, heating, air conditioning and electrical systems thereof and all such systems and all other components of the Facility are in good operating condition and repair ordinary wear and tear excepted and (ii) no known soil conditions adversely affecting the Facility. Seller shall not be in breach of the representations and warranties set forth in this Section 10(c) if it obtains knowledge after the Effective Date of any condition that would render any representation or warranty in this Section 10(c) untrue and promptly (and in all events prior to the Close of Escrow) notifies Buyer in writing of the same; provided, however, if Seller delivers any such notice, Buyer shall have the right, exercisable within five (5) days of its receipt of such notice, to terminate this Agreement, in which case, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder.
(d)    Compliance. To Seller’s Knowledge and taking into account plans of correction prepared and submitted to the applicable governmental body by Current Operator in the ordinary course of business, the use and operation of the Facility is in all material respects in compliance with all applicable Laws, including all applicable building codes, environmental, zoning, subdivision, and land use laws, moratoria, initiative, referenda, ordinances, rules, regulations, codes, standards and orders promulgated by any federal, state or local governmental body or by any quasi-governmental body having authority over Seller or the Facility or the operations thereof (“Laws”). Seller has received no notice from any private party or governmental authority advising Seller of, or alleging a violation of, any Law in connection with the ownership or operation of the Facility. There are no legal proceedings or actions of any kind (including without limitation, any environmental, zoning or other land-use regulation proceeding), either instituted or, to Seller’s Knowledge, planned to be instituted, which would affect the Facility or Seller’s interest therein in any material respect.
(e)    Accuracy of Information. To Seller’s Knowledge, the Property Documents delivered by Seller to Buyer are, to the extent applicable, true in all material respects and include complete copies of all material documents, Contracts, Warranties, schedules and items which are in full force and effect with respect to the Facility, all of which, if applicable, are without default or violation by any party and without any right of set-off, and there are no written material agreements or understandings to which Seller is a party or is bound relating to the Facility or its ownership other than as delivered or disclosed in writing to Buyer.
(f)    Litigation; Condemnation. There are no (i) material actions, suits or proceedings pending or, to Seller’s Knowledge, threatened before or by any governmental authority or other person, against or affecting Seller, any of its affiliates or the Facility, except as disclosed to Buyer prior to the Execution Date, or (ii) existing, or to Seller’s Knowledge, proposed or threatened eminent domain or similar proceedings which would affect the Land or Improvements in any manner whatsoever. As used in this Agreement, “affiliate” means any individual or legally recognized entity that controls, is controlled by or is under common control with Seller. As used herein, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership, voting control, contract or otherwise.
(g)    Utilities. Seller has received no written notice that any of the water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for the present use and operation of the Facility are inadequate to service the Facility or are not in good operating condition.
(h)    Title. Seller is the sole owner of the Facility and, to Seller’s Knowledge, title to the Facility is free and clear of all liens, encumbrances, rights, reservations, easements and other exceptions other than those exceptions to title which appear of record. Without limiting the foregoing, to Seller’s Knowledge, as of the Execution Date, there are no, and as of the Closing Date there will be no, federal, state or local tax liens encumbering Seller’s interest in the Facility other than non-delinquent real estate taxes and assessments which may be shown on the Proforma.
(i)    CC&R’s. To Seller’s Knowledge, there are no material violations of any covenants, conditions or restrictions applicable to the Facility, and Seller has received no notice or complaint with respect to any violation of any covenants, conditions or restrictions applicable to the Facility.
(j)    Hazardous Materials.
(i)    (A) Seller does not now use the Facility nor permit the Facility to be used in a manner which violates any federal, state or local law, regulation or ordinance or any judicial decisions, rules, regulations or publications promulgated thereunder regarding the environment or materials which are or would reasonably be expected to be hazardous to persons or property (collectively “Environmental Enactments”); (B) Seller has no Knowledge of any violation of an Environmental Enactment on the Facility by any prior owner of the Facility, (C) Seller has no Knowledge of any discharge, seepage or release of Hazardous Materials (as defined below) onto the Facility from adjoining property; and (D) neither Seller nor, to Seller’s Knowledge, any prior owner has used the Facility or allowed the Facility to be used in a way which would require notice or reporting to a governmental agency of such use under any Environmental Enactment.
(ii)    As used herein, “Hazardous Materials” shall mean any flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, hazardous or toxic materials or any related materials or substances at, on or beneath the Facility, including but not limited to, substances defined as “extremely hazardous substances,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic substances,” “infectious waste” or “medical waste” in any Environmental Enactment or in the regulations adopted and publications promulgated pursuant to said Environmental Enactments. As used herein, “a violation of an Environmental Enactment” or words of similar import shall mean the existence, use, storage, discharge, treatment, release, transportation or disposition of, whether temporarily or permanently, any Hazardous Materials at, on or under the Property other than in compliance with the requirements of all applicable Environmental Enactments.
(k)    Mold. To Seller’s Knowledge, the Facility is not damaged, impacted or otherwise affected by or subject to the growth or existence of surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description, in such condition, location or quantity as would, individually or in the aggregate, have any material adverse effect on (i) human health or the environment; (ii) the value or condition of the Facility; or (iii) the use of the Facility for its current or intended use.
(l)    Third Party Consents. Seller has the full right and authority to consummate the transactions contemplated by this Agreement, including, without limitation, assigning to Buyer the Warranties, Owner Licenses, Plans and Reports, Claims and applicable deposits and bonds, pursuant to the terms and conditions contained herein and, except for the CON Approval and the TPA Approval, no consents from third parties are required in connection therewith, except those which have been obtained.
(m)    Licensure. Seller or Current Operator, as applicable, currently holds all consents, approvals, licenses and other permissions required to use and operate the Facility for its current and intended use under all Laws. Either a certificate of need or similar certificate required to operate the Facility for its intended use is in full force and effect (and, subject to obtaining the CON Approval, the transactions contemplated herein will not in any way jeopardize or threaten the validity of any such certificate), or no such certificate is so required. Other than survey deficiencies identified in the ordinary course of the business of the Facility and addressed in plans of correction prepared and submitted to the applicable governmental body by Current Operator in the ordinary course of business, no government agency or representative thereof has commenced or, to Seller’s Knowledge, is contemplating an investigation of whether, or considers that, the operation or use of the Facility for its current and intended use has failed or will fail to comply with any Law. There are no unsatisfied requests from any tenant, resident, lender, insurance carrier, government authority or other person for repairs, restorations or alterations with regard to the Facility.
(n)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986. Seller is not a Prohibited Person. As used herein, the term “Prohibited Person” shall mean any of the following: (A) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (B) a Person that is owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its

official website, http://www.treas.gov-/offices/enforcement/ofac; (D) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (E) a Person that is affiliated with any Person identified in clauses (A), (B), (C) and/or (D). As used herein, the term “Person” means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.
(o)    Government Program Participation. Seller and Current Operator (i) are not currently excluded, suspended, debarred or otherwise ineligible to participate in any “Federal health care program” as defined in 42 U.S.C. section 1320a-7b(f) or in any other government payment program; (ii) are not bound to be excluded, suspended, debarred or otherwise declared ineligible to participate in any Federal health care program or other government payment program; and (iii) have not received any written notice of any federal, state or local government investigation, and Seller has no Knowledge of any circumstances that may result in Seller, Current Operator or their respective employees or agents being excluded from participation in any Federal health care program or other government payment program. Seller will promptly notify Buyer in writing of any change in the status of the representations and warranties set forth in this Section 10(o).
(p)    Existing Debt. The Existing Debt Documents are in full force and effect and there are no amendments, modifications or supplements, whether written or verbal, except as provided or disclosed to Buyer in writing. To Seller’s Knowledge, all covenants and conditions under the Existing Debt Documents to be performed to date by Seller have been performed. As of the date hereof and to Seller’s Knowledge, Seller is not in any respect in default under the terms and provisions of the Existing Debt Documents, nor, to Seller’s Knowledge, is there now any fact, act, omission or condition which, with notice or lapse of time or both, will become such a default. The outstanding principal balance of the Existing Note is as set forth in Recital D of this Agreement.
As used in this Agreement, the terms “to Seller’s Knowledge”, “to the Knowledge of Seller”, “known to Seller” or any similar phrase, shall mean the actual knowledge of Matthew Neiswanger or Agustin Ramos, without a duty of inquiry or investigation. Seller hereby represents and warrants that the foregoing individuals are the representatives of Seller most likely to have actual knowledge of the accuracy of the representations and warranties contained in this Section 10.
No representation or warranty made by Seller in this Agreement shall merge into any instrument of conveyance delivered at the Close of Escrow but shall survive the Close of Escrow for a period of one (1) year (the “Rep Survival Termination Date”); provided, however, that if Buyer notifies Seller, on or before the Rep Survival Termination Date, of any alleged breach of a representation or warranty occurring prior to the Rep Survival Termination Date (a “Notice of Breach of Rep”), and Buyer thereafter files a lawsuit in connection therewith against Seller within sixty (60) days following the furnishing of said Notice of Breach of Rep, then the applicable Rep Survival Termination Date shall be extended with respect to said representation and warranty until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal. The representations, warranties and limited survival periods set forth herein shall not be deemed or construed as limiting, waiving or relinquishing any statutory or common law right or remedy, and the effect of the representations and warranties made in this Agreement shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents; provided, however, in the event that at or prior to Closing, Buyer knows that a representation or warranty is not true and nonetheless elects to proceed with the closing of the transaction provided for herein, Buyer shall be deemed to have waived its recourse against Seller with respect to a breach of such representation or warranty. Moreover, the provisions of this Section 10 with respect to Hazardous Materials and Environmental Enactments are not intended as, nor shall the same be construed to be, a waiver or release by Buyer of any rights which Buyer may have after the Close of Escrow as to the Property or Seller under any Environmental Enactments.
Buyer hereby agrees and acknowledges that (i) it is buying the Property on an “AS-IS” basis; (ii) it has made or will have made its own investigations and inspections of the Property, including, without limitation, the physical aspects of the Property and the Property’s compliance with all laws applicable to the Property’s current or intended use; (iii) in connection with its investigations and inspections of the Property it has contracted or had the opportunity to contract with certain advisors and consultants as Buyer deemed to be necessary; (iv) it has or will have approved the reports of such advisors and consultants; (v) in addition to the representations and warranties of Seller set forth in this Agreement, it is relying solely on such reports and its own investigations as to the Property, its condition and other characteristics and compliance with laws; and (vi) except for and solely to the extent of the representations and warranties set forth in this Agreement (including, without limitation, Section 10), it is not making the purchase of the Property in reliance upon any statements or representations, express or implied, made by Seller or its agents or brokers, as to the condition of or characteristics of the Property or its fitness for use for any particular purpose.
11.Seller’s Covenants. Seller hereby covenants with Buyer as follows:
(a)    Existing Debt. During the period between Seller’s and Buyer’s execution of this Agreement and the Close of Escrow or termination of this Agreement, Seller shall perform all of its obligations under the Existing Debt Documents and shall not amend any of the Existing Debt Documents without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole and absolute discretion. Notwithstanding the foregoing, if any amendment to the Existing Debt Documents is required by law or by the Existing Lender (a “Required HUD Amendment”), Buyer’s prior written consent thereto shall not be required and the execution of such amendment shall not constitute a breach of this Agreement. For an amendment to the Existing Debt Documents to be deemed required by the Existing Lender, the Existing Lender must have the legal right to require Seller to execute such amendment whether or not Seller consents to the same. Seller shall notify Buyer in writing of any Required HUD Amendment and shall provide Buyer with a copy thereof within five (5) days of the mutual execution thereof. If Buyer receives a copy of a Required HUD Amendment, Buyer shall have ten (10) business days (and if necessary, the Close of Escrow shall be extended to provide for such ten (10) business day period) to elect, in its sole and absolute discretion, to terminate this Agreement by written notice to Seller, in which case, neither party shall have any further rights or obligations hereunder (other than those obligations which expressly survive the termination of this Agreement) and any money or documents in Escrow shall be returned to the party depositing the same, except that Buyer and Seller shall each be responsible for one-half of any title or Escrow cancellation fee. Notwithstanding the foregoing, Buyer may only elect to terminate this Agreement following its receipt of a Required HUD Amendment if, in Buyer’s commercially reasonable judgment, the same (x) materially and adversely affects the underlying economics of the Existing Debt, including, without limitation, the interest rate, the principal amortization, prepayment terms or maturity date, (y) imposes any new, or augments any existing, materially adverse non-monetary obligations under the Existing Debt Documents whether or not the same can be wholly assumed by Facility Tenant under the Facility Lease or (z) materially and adversely affects the marketability, salability or value of the Property or any portion thereof.
(b)    Operation of Property. At all times prior to the Close of Escrow, Seller shall or shall cause Current Operator to (i) operate and manage the Facility in the ordinary course of its business and consistent with Current Operator’s existing management policies and procedures; (ii) maintain the Facility in good repair and working order ordinary wear and tear excepted and excluding any damage resulting from the acts or omission of Buyer and/or its agents; and (iii)  perform when due all of Seller’s obligations under any deed of trust, mortgage or other lien encumbering the Property, the Contracts, the Licenses and other agreements relating to the Facility, all in accordance with applicable laws, ordinances, rules and regulations affecting the Facility. Except as otherwise provided herein, Seller shall deliver the Facility at the Close of Escrow in substantially the same condition as they were on the Execution Date, reasonable wear and tear excepted and excluding any damage resulting from the acts or omission of Buyer and/or its agents. None of the Personal Property shall be removed from the Land or the Improvements, unless replaced by personal property of equal or greater utility and value.
(c)    Records. Upon Buyer’s request, and upon reasonable notice by Buyer, for a period of one (1) year after the Close of Escrow, Seller shall make all of its records with respect to the Facility available during normal business hours to Buyer for inspection and copying at Buyer’s expense by Buyer’s designated representatives.
(d)    Post-Closing Audited Financials. Seller hereby agrees that if required by the Existing Lender, Seller shall (at its sole cost and expense) timely provide its audited financials for the calendar year in which the Close of Escrow occurs to Buyer and the Existing Lender, which audited financials shall conform to the then applicable requirements of HUD. Seller further agrees that if required by the Existing Lender, Seller shall cause Facility Tenant (at its sole cost and expense) to timely provide its audited financials for the calendar year in which the Close of Escrow occurs to Buyer and the Existing Lender, which audited financials shall conform to the then applicable requirements of HUD, together with such other reports and statements relating to the operation of the Facility as may then be required by HUD.
(e)    Exclusivity. During the pendency of the Escrow and until the Escrow and this Agreement are terminated as provided herein, Seller shall not market (or permit to be marketed) the Property to any person other than Buyer. Without limiting the generality of the foregoing, during such period of time Seller shall not offer (or permit to be offered) the Property for sale, discuss the terms of any possible sale of the Property with any person, accept or discuss back-up offers or list the Property with any brokers. As used in the foregoing, a “sale” shall include any long term lease or joint venture or equity participating loan.
(f)    Review Right. During the period prior to the Close of Escrow, upon reasonable notice to Seller, Buyer shall have the right to review Seller’s records during normal business hours to verify any information provided by Seller to Buyer or to confirm Seller’s compliance with its representations, warranties and covenants as contained herein.
The liability of Seller for a breach of any covenant shall not be merged into any instrument of conveyance delivered at the Close of Escrow and shall survive the Close of Escrow for a period of one (1) year (the “Covenant Survival Termination Date”); provided, however, that if Buyer notifies Seller, on or before the Covenant Survival Termination Date, of any alleged breach of a covenant occurring prior to the Covenant Survival Termination Date (a “Notice of Breach of Covenant”), and Buyer thereafter files a lawsuit in connection therewith against Seller within ninety (90) days following the furnishing of said Notice of Breach of Covenant, then the applicable Covenant Survival Termination Date shall be extended with respect to said covenant until the date on which a final judgment is obtained in said lawsuit, beyond any possibility of appeal. The covenants and survival periods set forth herein shall not be deemed or construed as limiting, waiving or relinquishing any statutory or common law right or remedy, and the effect of the covenants made in this Agreement shall not be diminished or deemed to be satisfied by any inspections, tests or investigations made by Buyer or its agents; provided, however, in the event that at or prior to Closing, Buyer knows that a covenant has not been complied with by Seller and nonetheless elects to proceed with the closing of the transaction provided for herein, Buyer shall be deemed to have waived its recourse against Seller with respect to a breach of such covenant.

12.Right to Enter Property. Commencing on the Opening of Escrow, and continuing thereafter until the Close of Escrow or termination of this Agreement, Buyer and its agents and contractors shall have the right, at Buyer’s sole cost and expense, to enter onto the Facility at reasonable times and in a reasonable manner for the purpose of making such tests and inspections as Buyer deems necessary in connection with this Agreement; provided, however, no such tests or inspections shall be physically intrusive without the prior written consent of Seller which may be withheld in Seller’s sole discretion; and provided, further, that nothing in this Section 12 shall be construed as providing Buyer a due diligence period hereunder. Seller shall at no cost to Seller assist Buyer in arranging such tests and inspections. Buyer shall not unreasonably disturb or annoy any residents in the course of making such tests and inspections and/or interviews. Buyer shall maintain or cause its consultants to maintain liability insurance coverage applicable to such tests and inspections with coverage in an amount equal to $1,000,000 per occurrence. After making such tests and inspections, Buyer shall restore the Facility to its condition prior to such tests and inspections. Buyer hereby agrees to indemnify, defend and hold harmless Seller from any loss, damage, costs or expenses (including, without limitation, attorneys’ fees) incurred by Seller by reason of any actual physical damage to the Facility or injury to persons caused by Buyer or its agents or contractors in exercising its rights hereunder. Such indemnity shall survive the Close of Escrow or earlier termination of this Agreement for a period of one (1) year. As a condition to the Close of Escrow (solely for the benefit of Buyer), Buyer and its agents and contractors shall have the right to enter (subject to the terms and provisions of this Section 12) onto the Facility to determine the condition of the Facility with respect to the contingency set forth in Section 3(e).
13.Loss by Fire, Other Casualty or Condemnation. If prior to the Close of Escrow, the Facility, or any part thereof, is destroyed or damaged by fire or other casualty and the cost to repair or restore the Facility is reasonably estimated by Buyer to be in excess of five percent (5%) of the fair market value of the Facility or for which insurance proceeds shall not be available and the cost to repair or restore the Facility is reasonably estimated by Buyer to be in excess of Two Hundred Fifty Thousand Dollars ($250,000) or any lesser amount that would release Facility Tenant from its obligation to repair or restore the Facility under the terms of the Facility Lease unless Facility Tenant agrees in writing to repair or restore the Facility under the terms of the Facility Lease despite the rights otherwise granted to it under the Facility Lease (“Material Damage”), or is subject to a taking by a public authority that affects or results in the loss of more than ten percent (10%) of the beds at the Facility or materially and adversely affects use of the Facility as a skilled nursing facility (a “Material Taking”), then Buyer shall have the right, exercisable by giving notice to Seller within fifteen (15) days after receiving written notice of such damage or destruction or taking (and if necessary, the Close of Escrow shall be postponed to provide for such 15-day period) to do either of the following: (a) terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (other than those obligations that expressly survive the termination of this Agreement) and any money or documents in Escrow shall be returned to the party depositing the same, except that Buyer and Seller shall each be responsible for one-half of any title or Escrow cancellation fee; or (b) accept the Property in its then condition and proceed to close this transaction with an abatement or reduction in the Purchase Price in an amount equal to the estimated cost, as reasonably determined by Buyer, to repair or cure the damage caused by the Material Taking or Material Damage less any insurance proceeds or condemnation award assigned by Seller to and actually received by Buyer at Closing. In the event of a casualty or condemnation that is not Material Damage or a Material Taking, Buyer shall accept the Property in its then condition and proceed to close this transaction with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, if any, and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction or condemnation awards payable by reason of such taking. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such proceeds or awards without Buyer’s prior written consent. Seller agrees to give Buyer prompt notice of any taking, damage or destruction of the Property.

14.Liquidated Damages. IF BUYER DEFAULTS IN ITS OBLIGATIONS TO CLOSE THE PURCHASE OF THE PROPERTY FOR ANY REASON OTHER THAN SELLER’S DEFAULT, BUYER’S DISAPPROVAL OF ANY CONTINGENCY, THE FAILURE OF A CONDITION PRECEDENT IN FAVOR OF BUYER, OR BUYER’S EXERCISE OF ITS RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO THE TERMS OF THIS AGREEMENT, AND BUYER FAILS TO CURE SUCH DEFAULT WITHIN TEN (10) DAYS AFTER RECEIVING WRITTEN NOTICE OF SUCH DEFAULT FROM SELLER, OR, IF SUCH DEFAULT IS NOT REASONABLY SUSCEPTIBLE OF BEING CURED WITHIN SUCH TEN (10) DAY PERIOD, IF BUYER FAILS TO COMMENCE TO CURE SUCH DEFAULT WITHIN SUCH TEN (10) DAY PERIOD, THEN, UPON DEMAND BY SELLER, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. IN ANY AND ALL ACTIONS BROUGHT PURSUANT TO OR TO ENFORCE BUYER’S OBLIGATIONS UNDER THIS AGREEMENT, IT SHALL BE CONCLUSIVELY PRESUMED THAT THE ABOVE-DESCRIBED LIQUIDATED DAMAGES SHALL BE THE SOLE REMEDY OF SELLER IN THE EVENT OF BUYER’S DEFAULT HEREUNDER AND IT SHALL NOT BE PROPER UNDER ANY CIRCUMSTANCES THAT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY BE SPECIFICALLY ENFORCED.
15.Indemnification. Subject to the penultimate paragraph of Section 10 and the last paragraph of Section 11, from and after Closing, Seller and Buyer hereby agree to indemnify and hold free and harmless the other (including such other party’s officers, directors, employees, advisors, accountants, attorneys, partners, shareholders and any other person having a direct or indirect ownership interest in such other party) from and against any losses, damages, costs and expenses (including reasonable attorneys’ fees) resulting from any inaccuracy in or breach of any representation or warranty of the indemnifying party or, subject to Section 15 above, any breach or default by such indemnifying party under any of such indemnifying party’s covenants or agreements contained in this Agreement; provided, however, neither Seller nor Buyer shall have any liability to the other under this Section 15 unless the aggregate amount of such losses, damages, costs and expenses (including reasonable attorneys’ fees) exceeds One Hundred Thousand Dollars ($100,000.00) (the “Indemnity Floor”), in which event Buyer shall be entitled to recover on a first dollar basis those losses, damages, costs and expenses included in the Indemnity Floor or for losses, damages, costs and expenses (including reasonable attorneys’ fees) not in excess of Two Million Five Hundred Thousand Dollars and no/100 Dollars ($2,500,000) (the “Indemnity Cap”) or, in the case of claims by Buyer against Seller, for any claims asserted beyond the Rep Survival Termination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Indemnity Floor or Indemnity Cap limitations set forth above be applicable to, or restrict Buyer’s right to recover, any losses, damages, costs and expenses (including reasonable attorneys’ fees) incurred by Buyer as a result of (a) any fraud on the part of Seller, or arising in respect of the willful or intentional breach of any obligation of Seller hereunder, or (b) any claim arising under Section 6 or Section 7 above.
16.Broker’s Commission. Buyer and Seller each represent to the other that, except with respect to the services of Houlihan Lokey engaged by Seller (for which Seller shall be responsible to pay), they have not entered into any agreement or incurred any obligation which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction. Buyer and Seller each agree to indemnify, defend and hold harmless the other from and against any and all losses, claims, damages, costs or expenses (including attorneys’ fees) which the other may incur as a result of any claim made by any person to a right to a sales or brokerage commission or finder’s fee in connection with this transaction to the extent such claim is based, or purportedly based, on the acts or omissions of Seller or Buyer, as the case may be. The obligations of Buyer and Seller under this Section 16 shall survive the Close of Escrow.
17.Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and sent by facsimile transmission (with answer back acknowledged), by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 17. Any Notice shall be deemed to have been received on the date of delivery if delivered during business hours on a business day (otherwise on the next business day), in each case addressed to the parties as follows:

To Seller:	To Buyer:
c/o G & L Senior Care Properties LLC 439 N. Bedford Drive Beverly Hills, CA 90210 Attention: Andy Lebowitz Fax No.: (310) 248-2222	c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros Fax No.: (949) 679-8868
with a copy to:	with a copy to:
The Nathanson Group PLLC One Union Square 600 University Street, Suite 2000 Seattle, Washington 98101-1195 Attention: Randi S. Nathanson, Esq. Fax No.: (206) 299-9335	Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq. Fax No.: (949) 719-1212
To Escrow Holder:
Fidelity National Title Insurance Company 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084 Attn: Jennifer L. VanCoillie Fax No.: (248) 649-4836
18.Miscellaneous Provisions.
(a)    Incorporation of Prior Agreements. This Agreement contains the entire understanding of Buyer and Seller with respect to the subject matter hereof, and no prior or contemporaneous written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose including, but not limited to that, Letter of Intent dated May 6, 2015 and accepted by Seller on May 11, 2015. No provision of this Agreement may be amended or added to except by an agreement in writing, expressly stating that such agreement is an amendment of this Agreement, signed by the parties to this Agreement or their respective successors in interest.
(b)    Buyer’s Right to Assign. Buyer shall have the right to assign its rights under this Agreement and/or to nominate any entity in whom the title of the Property is to vest provided, however, unless such entity is owned or controlled by or under common control with Buyer such assignment or nomination shall require the consent of Seller which may be withheld in Seller’s sole and absolute discretion and shall be subject, at a minimum, to such assignee or nominee agreeing in writing to be bound by all of the terms and conditions of this Agreement and of Buyer’s obligations hereunder, including, but not limited to, Buyer’s obligations with respect to the Facility Lease.

(c)    Attorneys’ Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment. For purposes of this Agreement, the terms “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel.”
(d)    Time is of the Essence. Time is of the essence for this Agreement.
(e)    Successors and Assigns. Subject to the limitations set forth in Section 18(b), this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors and assigns.
(f)    No Personal Liability or Third Party Beneficiaries. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, beneficiary, shareholder, partner, participant or agent of or in Buyer or Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder. The parties, their respective successors and assigns and all third parties shall look solely to the applicable party’s assets for the payment of any claim or any performance, and the parties hereby waive all such personal liability. This Agreement is made and entered into solely for the protection and benefit of the parties and their successors and permitted assigns. No other person shall have any right of action hereunder.
(g)    Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Maryland without giving effect to any “conflict of law” rules of such state. Buyer and Seller each acknowledge and agree that the state and associated federal courts in and for Orange County, California, shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding the enforceability or validity of this Agreement or any portion thereof.
(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. Executed copies hereof may be delivered by facsimile, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
(i)    Interpretation; Construction. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly against the party that drafted such language. Section and paragraph headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.
(j)    Exhibits; Schedule; Recitals Verified. All Exhibits and Schedules attached hereto are incorporated herein by reference. The Recitals to this Agreement are hereby stated to be true and correct and are incorporated herein by this reference.
(k)    Waiver by a Party. The waiver of any contingency, representation, warranty, covenant, or other matter or provision hereof may only be made by the party benefited by the same, and the waiver must be in writing, must be signed by the benefited party and must specifically state which matter is being waived.
(l)    Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed and/or delivered hereunder, Buyer and Seller agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, instruments and assurances as may be reasonably required to consummate the transactions contemplated hereby.
(m)    Injunctive and Equitable Relief. Seller and Buyer hereby agree that the Property is of a special and unique character which gives it a peculiar value, and that Buyer cannot reasonably or adequately be compensated in damages in an action at law if Seller breaches its obligation to sell the Property to Buyer. Therefore, Seller expressly agrees that Buyer shall be entitled to injunctive and other equitable relief (including, without limitation, the right to specifically enforce Seller’s obligation to sell the Property to Buyer) in the event of such breach in addition to any other rights or remedies which may be available to Buyer.
(n)    Business Days. As used in this Agreement, a “business day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in Baltimore, Maryland, are authorized by law or other governmental action to close. All other references to “days” or “calendar days” in this Agreement shall refer to calendar days. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, but if any period expires or delivery date falls on a date that is not a business day under this Agreement, such period shall be deemed to expire and such delivery date shall be deemed to fall on the immediately succeeding business day.
(o)    Survival. Any covenants, representations or indemnities set forth in this Agreement, including without limitation those set forth in Section 9, Section 10, Section 11 and Section 15 above and in Section 18(p) set forth hereinafter, shall survive the Close of Escrow or any termination of this Agreement; provided, however, that the respective period of survival of each of such covenants, representations or indemnities shall be solely as provided in the applicable provisions of this Agreement.
(p)    Confidentiality. Neither Buyer, Seller, nor any broker employed or engaged by any of them shall issue (or cause to be issued) any press releases concerning the subject matter hereof, structure of the transactions or the status of negotiations conducted hereunder except as may be jointly agreed to by Seller and Buyer or as any of them may reasonably consider necessary in order to satisfy the requirements of applicable law; provided, however, that notwithstanding anything herein to the contrary, Buyer may, free from the restrictions of this Section 18(p), report on the transaction completed by this Agreement in connection with: (i) any press release or investor call concerning Buyer’s earnings or financial performance, (ii) any filings or disclosures required to be made to the Securities and Exchange Commission or state securities’ commission in accordance with applicable law, or (iii) any meetings or conference calls with, or disclosures made to, Buyer’s consultants, contractors, investors, principals, employees, agents, attorneys, accountants and other advisors. The foregoing restrictions shall survive the Close of Escrow for six (6) months.
[Signatures on following page]
IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.
SELLER:
MARSH PIKE LLC,
a Maryland limited liability company

By: D&S Avalon, LLC, a Nevada limited liability company
Its: Venture Manager

By: /s/ Steven D. Lebowitz
Steven D. Lebowitz, its Co-Managing Member

[Signatures continue on next page]

BUYER:
SABRA HAGERSTOWN, LLC,
a Delaware limited liability company
By:     /s/ Talya Nevo-Hacohen

Name:     Talya Nevo-Hacohen

Title:     CIO

S-1

CONSENT OF ESCROW
The undersigned agrees to (a) accept this Agreement; (b) be Escrow Holder under this Agreement; and (c) be bound by this Agreement in the performance of its duties as Escrow Holder. However, the undersigned will have no obligations, liability or responsibility under this Agreement or any amendment hereto unless and until this Agreement and such amendment, as applicable has been fully executed by the parties hereto and delivered to the undersigned.
ESCROW HOLDER:
FIDELITY NATIONAL TITLE INSURANCE COMPANY
By:     /s/ Jennifer VanCoillie
Name:     Jennifer VanCoillie
Title:     Commercial Services Closer
Dated:    June 25, 2015

Escrow No.	15-109448

S-2

SCHEDULE 1

DESCRIPTION OF FACILITY

Facility Name	Facility Address	Primary Intended Use	No. of Licensed Beds	Tenant
NMS Healthcare Hagerstown	14014 Marsh Pike, Hagerstown, Maryland 21742	Skilled Nursing Facility	206	NMS Healthcare of Hagerstown, LLC, a Maryland limited liability company

Schedule 1

OF PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
Page No.

1.Agreement to Purchase and Sale    2
2.Purchase Price    2
(a)Deposit.    2
(b)Balance of Purchase Price.    2
(c)Application of Deposit    3
3.Closing Conditions    3
(a)Title and Survey    3
(b)Documents Provided by Seller    3
(c)Existing Debt    5
(d)Date Down of Representations; No Breach of Covenants    5
(e)Financial Condition; Material Adverse Change    5
(f)CON Approval    6
4.Seller Contingencies    6
(a)Documents to be Provided by Escrow Holder    6
(b)Date Down of Representations; No Breach of Covenants    6
(c)CON Approval    6
(d)TPA Approval    6
(e)The Other Closing    6
5.Escrow    7
(a)Escrow Holder; Escrow Instructions    7
(b)Opening and Close of Escrow    7

(i)

(continued)
Page No.

(c)Seller Deposits into Escrow    7
(d)Buyer Deposits into Escrow    8
(e)Seller Deliverables to Buyer    8
(f)Buyer Deliverables to Seller    9
(g)Authorization to Close Escrow    9
(h)Concurrent Assignment    10
(i)Interpleader    10
(j)U.S. Treasury Regulations    10
6.Closing Costs    10
(a)Seller Costs    10
(b)Buyer Costs    11
(c)Cost of the Title Policy    11
(d)Existing Debt    11
(e)Other Costs    11
(f)Cancellation of Escrow    11
7.Prorations and Adjustments    11
(a)Operating Expenses; Taxes    11
(b)Existing Debt Principal and Interest    11
(c)Existing Debt Impounds    11
8.Title    12
(a)Conveyance    12

(ii)

(continued)
Page No.

(b)Title Policy    12
9.Representations and Warranties of Buyer    12
(a)Organization    12
(b)Authority; Enforceability; Conflict    12
(c)No Litigation    12
10.Representations and Warranties of Seller    13
(a)Organization    13
(b)Authority; Enforceability; Conflict    13
(c)Physical Condition    13
(d)Compliance    13
(e)Accuracy of Information    13
(f)Litigation; Condemnation    14
(g)Utilities    14
(h)Title    14
(i)CC&R’s    14
(j)Hazardous Materials    14
(k)Mold    15
(l)Third Party Consents    15
(m)Licensure    15
(n)Foreign Person    15
(o)Government Program Participation    15

(iii)

(continued)
Page No.

(p)Existing Debt    16
11.Seller’s Covenants    17
(a)Existing Debt    17
(b)Operation of Property    17
(c)Records    17
(d)Post-Closing Audited Financials    18
(e)Exclusivity    18
(f)Review Right    18
12.Right to Enter Property    18
13.Loss by Fire, Other Casualty or Condemnation    19
14.Liquidated Damages    19
15.Indemnification    20
16.Broker’s Commission    20
17.Notices    20
18.Miscellaneous Provisions    21
(a)Incorporation of Prior Agreements    21
(b)Buyer’s Right to Assign    21
(c)Attorneys’ Fees    21
(d)Time is of the Essence    22
(e)Successors and Assigns    22
(f)No Personal Liability or Third Party Beneficiaries    22

(iv)

(continued)
Page No.

(g)Governing Law; Choice of Forum    22
(h)Counterparts    22
(i)Interpretation; Construction    22
(j)Exhibits; Schedule; Recitals Verified    22
(k)Waiver by a Party    22
(l)Further Assurances    23
(m)Injunctive and Equitable Relief    23
(n)Business Days    23
(o)Survival    23
(p)Confidentiality    23

SCHEDULES/EXHIBITS:
SCHEDULE 1 DESCRIPTION OF FACILITY
EXHIBIT A LEGAL DESCRIPTION OF THE LAND
EXHIBIT 3(a) PROFORMA
EXHIBIT 5(c)(i) FORM OF LIMITED OR SPECIAL WARRANTY DEED
EXHIBIT 5(e)(i) FORM OF NON-FOREIGN AFFIDAVIT
EXHIBIT 5(e)(ii)(A) FORM OF BILL OF SALE FOR THE SELLER PERSONAL PROPERTY
EXHIBIT 5(e)(ii)(B) FORM OF BILL OF SALE FOR THE CURRENT OPERATOR PERSONAL PROPERTY
EXHIBIT 5(e)(iv) FORM OF FACILITY LEASE
EXHIBIT 5(e)(v) FORM OF REPAIR AGREEMENT
EXHIBIT 5(e)(vi) FORM OF SUBORDINATION OF MANAGEMENT AGREEMENT
SCHEDULE 10 EXCEPTIONS TO SELLER’S REPRESENTATIONS AND WARRANTIES

(v)

GLOSSARY OF TERMS

Agreement	1

Assumption Fees	11

Bill of Sale	8

Buyer	1

Buyer Contingencies	3

Claims	10

Close of Escrow	7

Closing Statement	7

Commitment Amount	2

CON Approval	6

Contracts	4

County	9

Covenant Survival Termination Date	18

Current OPB	2

Current Operator	1

Current Operator Personal Property	1

Deed	7

Deposit	3

Environmental Enactments	14

Escrow	7

Escrow Holder	7

Executive Order	15

Existing Debt	2

Existing Debt Documents	4

Existing Lease	8

Existing Lender	2

Existing Mortgage	2

Existing Note	2

Facility	1

Facility Landlord	8

Facility Lease	8

Facility Manager	9

Facility Tenant	8

First Mortgage Debt	2

(vi)

GLOSSARY OF TERMS

Fixtures	1

Hazardous Materials	14

HUD	2

Impound Account Payment	12

Impound Accounts	11

Improvements	1

Land	1

Licenses	4

Management Agreement	9

Material Damage	19

Material Taking	19

Notice of Breach of Covenant	18

Notice of Breach of Rep	16

OFAC	15

Opening of Escrow	7

Operator Property	1

Owner Licenses	10

Ownership & Operation Expenses	11

Permitted Exceptions	3

Person	15

Personal Property	1

Plans and Reports	4

Prepayment Fee Escrow Amount	9

Proforma	3

Prohibited Person	15

Property	1

Property Documents	3

Purchase Price	2

Regulation	10

Rep Survival Termination Date	16

Repair Agreement	8

Required HUD Amendment	17

Seller	1

Seller Contingencies	6

(vii)

GLOSSARY OF TERMS

Seller Personal Property	1

Subordination Agreements	9

Title Company	3

Title Policy	12

TPA Approval	5

Warranties	4

(viii)

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and schedules to the Purchase and Sale Agreement have been omitted from this Exhibit 2.2:

Exhibits:

Exhibit A	Legal Description of the Land

Exhibit 3(a)	Proforma

Exhibit 5(c)(i)	Form of Limited or Special Warranty Deed

Exhibit 5(e)(i)	Form of Non-Foreign Affidavit

Exhibit 5(e)(ii)(A)	Form of Bill of Sale for the Seller Personal Property

Exhibit 5(e)(ii)(B)	Form of Bill of Sale for the Current Operator Personal Property

Exhibit 5(e)(iv)	Form of Facility Lease

Exhibit 5(e)(v)	Form of Repair Agreement

Exhibit 5(e)(vi)	Form of Subordination of Management Agreement

Schedules:

Schedule 10	Exceptions to Seller’s Representations and Warranties

(ix)